UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2013

SOLAR WIND ENERGY TOWER INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53035	82-6008752
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Pkwy., Suite 300

Annapolis, Maryland  21401

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (410) 972-4713

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):\

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 13, 2013, Solar Wind Energy Tower Inc. (the “Company”) entered into a Securities Purchase Agreement with Typenex Co-Investment, LLC ("Typenex"), for the sale of an 8% convertible note in the principal amount of $555,000 (which includes Typenex legal expenses in the amount of $5,000 and a $50,000 original issue discount) (the “Company Note”) for $500,000, consisting of $100,000 paid in cash at closing and four secured promissory notes, aggregating $400,000, bearing interest at the rate of 8% per annum, each maturing sixty (60) days following the occurrence of the Maturity Date (the “Investor Notes”). The Investor Notes may be prepaid, without penalty, all or portion of the outstanding balance along with accrued but unpaid interest at any time prior to maturity. The cash funds for the Company Note are to be delivered in five (5) equal tranches (comprised of a $50,000 original issue discount to be allocated prorate to each tranche paid by Typenex). Typenex has no obligation to lend us the remaining $400,000 of available principal amount under the Note and may never do so. We have no obligation to pay Typenex any amounts on the unfunded portion of the Note. The financing closed on May 16, 2013.

Additionally, the Company granted Typenex five warrants, corresponding to the delivery of five tranches of cash funds, to purchase shares of the Company’s common stock, par value $0.0001 per share, (the “Common Stock”) equal to $55,000 divided by 65% of the arithmetic average of the two (2) lowest closing bid prices of the shares of Common Stock during the twenty (20) consecutive trading day period immediately preceding the date of such determination, as such number may be adjusted from time to time pursuant to the terms of the Note. Each warrant is not exercisable until each corresponding tranche is funded.

The Note bears interest at the rate of 8% per annum. All interest and principal must be repaid on June 16, 2014. The Note is convertible into common stock, at Typenex’s option, at a price of $0.04 per share.  In the event the Company elects to prepay all or any portion of the Note, the Company is required to pay to Typenex an amount in cash equal to 125% multiplied by the sum of all principal, interest and any other amounts owing.

Typenex has agreed to restrict its ability to convert the Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. The total net proceeds the Company received from this Note was $, less attorneys fees. As of the date of the Note, the Company is obligated on the Note issued to Typenex. The Note is a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company. The Note also provides for penalties and rescission rights if we do not deliver shares of our common stock upon conversion with the require timeframes.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated there under since, among other things, the transaction did not involve a public offering, Typenex is an accredited investor, Typnex had access to information about the Company and their investment, Typenex took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description
4.1	Securities Purchase Agreement dated May 13, 2013
4.2	Convertible Promissory Note dated May 13, 2013.
4.3	Form of Warrant
4.4	Form of Investor Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN WIND ENERGY TOWER, INC.

Date: May 24, 2013	By:	/s/ Ronald W. Pickett
Ronald W. Pickett CEO President and Chairman